Exhibit 99.1

For Immediate Release:  July 26, 2010

Bridge Capital Holdings Reports Financial Results
For the Second Quarter Ended June 30, 2010

Conference Call and Webcast Scheduled for Monday, July 26, 2010 at
5:00 p.m. Eastern Time

San Jose, CA – July 26, 2010 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the second quarter and six months ended June 30, 2010.

The Company reported net operating income of $755,000 for the three months ended June 30, 2010 representing an increase of $390,000, or 106%, over $365,000 in the quarter ended March 31, 2010 and an increase of $1.6 million, compared to a net operating loss of $(842,000) for the same period one year ago.

Net income available to common shareholders was reduced by preferred dividends of $298,000 resulting in earnings per diluted common share of $0.04 for the second quarter of 2010.  Net income available to common shareholders were reduced by $1.1 million during each of the first quarter of 2010 and the quarter ended June 30, 2009 resulting in losses per diluted common share of $(0.11) and $(0.29), respectively.

The Company reported net operating income of $1.1 million for the six months ended June 30, 2010 representing an increase of $1.6 million, compared to a net operating loss of $(509,000) for the same period one year ago.  Net income available to common shareholders was reduced by preferred dividends of $1.4 million and $2.1 million during the first six months of 2010 and 2009, respectively, resulting in a loss per diluted share of $(0.03) and $(0.39), respectively.

For the quarter ended June 30, 2010, the Company’s return on average assets and return on average equity were 0.35% and 2.72%, respectively, and compared to (0.39)% and (3.04)%, respectively, for the same period in 2009.  For the six months June 30, 2010, the Company’s return on average assets and return on average equity were 0.26% and 2.04%, respectively, and compared to (0.12)% and (0.92)%, respectively, for the same period in 2009.

Second Quarter Highlights

•
Successful conversion of convertible preferred stock reduced preferred dividends by $762,000, or 71.9%, to $298,000 in the three months ended June 30, 2010 from $1.1 million in the first quarter ended March 31, 2010.

•	Book value per common share of $8.04 at June 30, 2010, compared to $8.00 at March 31, 2010 and $7.91 at June 30, 2009.

•
The Company’s Tangible Common Equity Ratio increased to 9.60% at June 30, 2010 from 6.68% at June 30, 2009.  In addition, regulatory capital ratios continue to substantially exceed the definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 18.68%, a Tier I Capital Ratio of 17.41%, and a Tier I Leverage Ratio of 14.94%.

•
Total assets were $915.4 million as of June 30, 2010, representing an increase of $56.6 million, or 7%, compared to $858.8 million at March 31, 2010, and an increase of $86.0 million, or 10%, from $829.3 million on the same date one year ago.

•
Total deposits increased $55.8 million, or 8%, to $774.4 million at June 30, 2010, from $718.6 million at March 31, 2010 and increased $85.3 million, or 12%, from $689.1 million at June 30, 2009.  At June 30, 2010, demand deposits and core deposits represented 47.4% and 91.9%, respectively, of total deposits.  Demand deposits and core deposits represented 50.5% and 90.8% of total deposits at March 31, 2010, respectively, and represented 40.5% and 81.2% of total deposits at June 30, 2009, respectively.

•	Total loans increased $9.9 million, or 2%, to $595.7 million at June 30, 2010, from $585.8 million at March 31, 2010 and decreased $10.9 million, or 2%, from $606.5 million at June 30, 2009.

•
Construction and land development loans together decreased $46.4 million, or 49%, from one year ago.   At June 30, 2010, construction and land development loans were $47.5 million, or 8.0% of total loans, compared to $46.6 million at March 31, 2010, or 8% of total loans, and $94.0 million, or 16% of total loans, at June 30, 2009.

•
Nonperforming assets increased to $29.7 million, or 3.25% of total assets, as of June 30, 2010, compared to $19.8 million, or 2.31% of total assets, as of March 31, 2010 and $29.4 million, or 3.55% of total assets, at June 30, 2009.

•
Provision for loan losses was $1.2 million which resulted in an allowance for credit losses that represented 2.54% of gross loans at June 30, 2010, compared with 2.76% at March 31, 2010 and 2.96% one year earlier.   At June 30, 2010, the allowance for credit losses represented coverage of 69.16% of nonperforming loans, compared to 122.23% at March 31, 2010 and 66.21% at June 30, 2009.

•	Net interest margin of 5.00% for the quarter ended June 30, 2010, compared to 5.05% for the quarter ended March 31, 2010 and 4.76% for the quarter ended June 30, 2009.

Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank, commented on the second quarter results, “We saw a continuation of the positive trends we have experienced over the past few quarters – most notably, increasing revenue, stable expenses, modest balance sheet growth, and general improvement in credit quality.  The combined incremental progress in each area helped to push the Company into profitability this quarter.  Our non-performing assets increased during the quarter due to one legacy construction loan that was downgraded due to a liquidity covenant violation, even though the loan is still current.  With this one exception, we are seeing increased stabilization in the portfolio.

“While the general economy continues to struggle, we are seeing pockets of strength in our technology markets.  With our compelling value proposition and capacity to lend, we are having good success in winning new business relationships.  This is translating into solid loan and deposit growth.  We are optimistic that this trend will continue and we will generate further improvement in our profitability as we see more broad-based loan demand,” said Mr. Myers.

Net Interest Income and Margin

Net interest income of $10.2 million for the quarter ended June 30, 2010 represented an increase of approximately $280,000, or 3%, from the quarter ended March 31, 2010 and an increase of approximately $462,000, or 5%, from $9.7 million for the same quarter one year earlier.  The increase was primarily attributable to a lower cost of funds, offset in part by decreased leverage and an increase during the current quarter in nonperforming loans.  Average earning assets of $815.3 million for the quarter ended June 30, 2010 decreased $2.0 million, or 0.2%, compared to $817.3 million for the same quarter in 2009.  The Company’s loan-to-deposit ratio, a measure of leverage, averaged 79.76% during the quarter ended June 30, 2010, which represented a decrease compared to an average of 87.39% for the same quarter of 2009.

For the six months ended June 30, 2010, net interest income of $20.0 million represented an increase of $687,000, or 4%, from $19.3 million for the six months ended June 30, 2009 and was primarily attributed to a lower cost of funds and a decrease in average nonperforming loans, offset in part by decreased leverage.  Average earning assets of $804.4 million for the six months ended June 30, 2010 decreased $37.2 million, or 4%, compared to $841.5 million for the same period one year ago.  The Company’s loan-to-deposit ratio, a measure of leverage, averaged 80.50% during the six months ended June 30, 2010, which represented a decrease compared to an average of 89.67% for the same period of 2009.

Changes in short-term interest rates impact growth in net interest income as the interest rate earned on a majority of the Company’s assets, specifically the loan portfolio, adjust with changes in short-term market rates.  As such, the nature of the Company’s balance sheet is that over time, as short-term interest rates change, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities.  The Company’s prime rate averaged 3.25% and 3.25%, respectively, in the quarters and six months ended June 30, 2010 and 2009.

The Company’s net interest margin for the quarter ended June 30, 2010 was 5.00%, compared to 5.05% for the quarter ended March 31, 2010, and 4.76% for the same period one year earlier.  The increase in net interest margin from prior year was primarily due to a lower cost of funds.  In addition, the negative impact of reversal or foregone interest due to nonperforming assets was 21 basis points in the second quarter of 2010 compared to 23 basis points in the second quarter of 2009.

The Company’s net interest margin for the six months ended June 30, 2010 was 5.02%, compared to 4.64% for the same period one year earlier.  The increase in net interest margin from prior year was primarily due to a lower cost of funds.  In addition, the negative impact of reversal or foregone interest due to nonperforming assets was only 17 basis points in the first six months of 2010 compared to 21 basis points for the same period one year earlier.

Non-Interest Income

The Company’s non-interest income for the quarter and six months ended June 30, 2010 was $1.7 million and $3.3 million, respectively, compared to $2.3 million and $6.3 million for the same periods one year ago.  Non-interest income for the quarter and six months ending June 30, 2009 included $200,000 and $3.0 million as the result of acceleration of the deferred gain on interest rate swaps terminated during the fourth quarter of 2008.  In addition, non-interest income for the quarter ending June 30, 2009 included a gain on the sale of “other real estate owned” of $675,000 compared to a gain of $240,000 recognized in the second quarter of 2010.

Net interest income and non-interest income comprised total revenue of $11.9 million for the three months ended June 30, 2010 compared to $12.0 million for the same period one year earlier, representing a decrease of $161,000, or 1%.  For the six months ended June 30, 2010, total revenue of $23.4 million represented a decrease of $2.3 million, or 9%, from $25.7 million for the six months ended June 30, 2009.

Non-Interest Expense

Non-interest expense was $9.7 million and $19.3 million for the quarter and six months ended June 30, 2010, respectively, compared to $9.3 million and $18.8 million, respectively for the same periods in 2009.

Salary and benefits expense for the quarter and six months ended June 30, 2010 was $5.0 million and $10.3 million, respectively, compared to $5.1 million and $10.7 million, respectively, for the same periods in 2009.  As of June 30, 2010, the Company employed 157 full-time equivalents (FTE) compared to 162 FTE at June 30, 2009.

“Other real estate owned” and loan related charges of $819,000 and $1.2 million for the quarter and six months ended June 30, 2010, respectively, compared to $447,000 and $755,000, respectively, for the same periods one year ago.  The increase in “other real estate owned” and loan related charges was attributed to the Company’s conservative and proactive management of its problem loan portfolio.

Regulatory assessments of $578,000 and $1.2 million for the quarter and six months ended June 30, 2010, respectively, compared to $636,000 and $755,000 for the same periods one year ago.  The increase in regulatory assessments was attributed to participation in the Transaction Guarantee Program as well as FDIC insurance related to increased deposit balances.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 81.46% and 82.67% for the quarter and six months ended June 30, 2010, respectively, compared to 77.74% and 73.25% for the same periods one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at June 30, 2010 of $915.4 million, compared to $829.36 million on the same date one year ago.  The increase in total assets of $86.0 million, or 10%, compared to June 30, 2009 was primarily due to a higher balance of investment securities available for sale as a result of liquidity from lower loan balances and increased low cost deposits.

Total assets at June 30, 2010 compared to $844.1 million at December 31, 2009 representing an increase of $71.3 million, or 8%.  The increase in total assets compared to December 31, 2009 was primarily due to increases in federal funds sold, investment securities available for sale, and the loan portfolio.

The Company reported total gross loans outstanding at June 30, 2010 of $595.7 million, which represented a decrease of $10.9 million, or 2%, from $606.5 million for the same date one year earlier.   The decrease in gross loans was primarily attributable to the intentional reduction of the construction and land development portfolios, which declined by $46.4 million, or 49%, over the past twelve months.  In addition, reduced utilization of lines of credit by commercial borrowers resulted in a decrease in commercial and industrial loan balances of $23.6 million, or 9%.  Gross loans outstanding at June 30, 2010 represented a $19.2 million increase over $576.4 million at December 31, 2009.  The increase was primarily attributable to growth in the factoring and asset-based lending portfolio.

The Company’s total deposits were $774.4 million as of June 30, 2010, which represented an increase of $85.3 million, or 12%, compared to $689.1 million at June 30, 2009. The increase in deposits was primarily due to an increase of $87.3 million in non-interest bearing demand balances and an increase in money market accounts of $63.6 million, offset by the intentional reduction in time deposits, which decreased by $66.6 million.  Deposits at June 30, 2010 represented an increase of $69.3 million, or 10%, from $705.0 million at December 31, 2009.  The increase from December 31, 2009 was primarily due to increases in non-interest bearing demand deposits and money market accounts.

Demand deposits represented 47.4% of total deposits at June 30, 2010, compared to 47.9% at December 31, 2009 and 40.5% at June 30, 2009.  Core deposits represented 91.9% of total deposits at June 30, 2010, up from 87.1% at December 31, 2009 and 81.2% at June 30, 2009.

Credit Quality

At June 30, 2010, nonperforming assets totaled $29.7 million, or 3.25% of total assets, compared to $23.5 million, or 2.79% of total assets, at December 31, 2009, and $29.4 million, or 3.55% of total assets, on the same date one year earlier.  The increase in non-performing assets from year-end 2009 is primarily attributable to one legacy construction loan totaling $6.9 million that was transferred from a Troubled Debt Restructuring (TDR) into non-performing loans as a result of a liquidity covenant violation.  Despite being current on interest payments, as a result of a covenant violation the Company deemed the loan to be collateral dependent and therefore recognized an impairment charge of $800,000 related to this loan in the second quarter of 2010.

The nonperforming assets at June 30, 2010 consisted of loans on nonaccrual or 90 days or more past due totaling $21.9 million, and other real estate owned valued at $7.8 million.  Nonperforming loans at June 30, 2010 were comprised of loans with legal contractual balances totaling approximately $27.9 million reduced by impairment charges of $6.0 million which have been charged against the allowance for credit losses.

The Company charged-off $2.5 million during the three months ended June 30, 2010 compared to $4.2 million charged-off during the three months ended June 30, 2009.  During the six months ended June 30, 2010, the Company charged-off balances totaling $4.6 million which compared to $8.5 million charged-off during the same period of 2009.  During the three and six months ended June 30, 2010 the Company recognized $352,000 and $1.3 million, respectively, in loan recoveries compared to $23,000 and $308,000, respectively, in loan recoveries during the same periods of 2009.

The allowance for loan losses was $15.1 million, or 2.54% of total loans, at June, 2010, compared to $16.0 million, or 2.78% of total loans, at December 31, 2009 and $18.0 million, or 2.96% of total loans, at June 30, 2009.  The provision for credit losses for the three months and six months ended June 30, 2010 was $1.2 million and $2.5 million, respectively, compared to $4.0 million and $7.7 million for the same periods in 2009.  The provision for credit losses in the first and second quarters of 2010 was primarily added to the general reserve to reflect growth in the loan portfolio.

Capital Adequacy

During the second quarter of 2010, the Company continued to strengthen its capital position with the completion of an early conversion of the notes payable held by Carpenter Community BancFund into common stock. The resulting capital ratios substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 18.68%, a Tier I Capital Ratio of 17.41%, and a Tier I Leverage Ratio of 14.94%.  Additionally, the Company’s tangible common equity ratio at June 30, 2010 was 9.60% and book value per common share was $8.04, representing an increase of $0.23, or 3%, from $7.81 at December 31, 2009 and an increase of $0.13, or 2%, from $7.91 at June 30, 2009.

“We are very pleased with the strength of our balance sheet,” said Thomas A. Sa, Executive Vice President, Chief Financial Officer and Chief Strategy Officer of Bridge Capital Holdings.  “Our low-cost deposit base, low balance sheet leverage, and strong capital positions us well to grow market share and profitability.”

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877.477.1461 from the United States, or 973.409.9694 from outside the United States, and providing the conference ID 88517012. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through August 9, 2010 by dialing 800.642.1687 from the United States, or 706.645.9291 from outside the United States, and entering the conference ID 88517012. A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association.  Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK.  For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q  on file with the  Securities and Exchange  Commission.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands)

	Three months ended			Six months ended
	06/30/10	03/31/10	06/30/09	06/30/10	06/30/09

INTEREST INCOME
Loans	$10,298	$10,106	$11,263	$20,404	$23,037
Federal funds sold	63	59	82	122	194
Investment securities available for sale	592	547	29	1,139	29
Other	37	45	102	82	176
Total interest income	10,990	10,757	11,476	21,747	23,436

INTEREST EXPENSE
Deposits	520	641	1,437	1,161	3,268
Other	315	241	346	556	825
Total interest expense	835	882	1,783	1,717	4,093

Net interest income	10,155	9,875	9,693	20,030	19,343
Provision for credit losses	1,150	1,250	4,000	2,400	7,650
Net interest income after provision
for credit losses	9,005	8,625	5,693	17,630	11,693

NON-INTEREST INCOME
Service charges on deposit accounts	578	545	476	1,123	896
International Fee Income	478	428	423	906	822
Other non-interest income	647	653	1,427	1,300	4,612
Total non-interest income	1,703	1,626	2,326	3,329	6,330

OPERATING EXPENSES
Salaries and benefits	5,013	5,284	5,101	10,297	10,668
Premises and fixed assets	1,017	1,052	1,104	2,069	2,218
Other	3,629	3,317	3,138	6,946	5,920
Total operating expenses	9,659	9,653	9,343	19,312	18,806

Income (loss) before income taxes	1,049	598	(1,324)	1,647	(783)
Income tax expense (benefit)	294	233	(482)	527	(274)

NET INCOME (LOSS)	$755	$365	$(842)	$1,120	$(509)

Preferred dividends	298	1,060	1,057	1,358	2,074
Net income (loss) available to
common shareholders	$457	$(695)	$(1,899)	$(238)	$(2,583)

EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share	$0.04	$(0.11)	$(0.29)	$(0.03)	$(0.39)
Diluted earnings (loss) per share	$0.04	$(0.11)	$(0.29)	$(0.03)	$(0.39)
Average common shares outstanding	10,300,576	6,576,923	6,571,479	8,449,036	6,571,479
Average common and equivalent
shares outstanding	10,790,051	6,576,923	6,571,479	8,449,036	6,571,479

PERFORMANCE MEASURES
Return on average assets	0.35%	0.19%	-0.39%	0.26%	-0.12%
Return on average equity	2.72%	1.35%	-3.04%	2.04%	-0.92%
Efficiency ratio	81.46%	83.93%	77.74%	82.67%	73.25%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	06/30/10	03/31/10	12/31/09	09/30/09	06/30/09

ASSETS
Cash and due from banks	$20,688	$10,273	$14,893	$15,327	$18,295
Federal funds sold	131,955	114,790	104,260	157,845	122,500
Interest-bearing deposits	5,658	8,053	9,980	19,120	24,520
Investment securities available for sale	125,591	107,317	105,005	40,761	32,517
Loans:
Commercial	238,288	243,672	253,776	257,703	261,927
SBA	58,198	56,037	67,629	59,606	60,885
Real estate construction	37,322	34,330	20,601	52,888	79,738
Land and land development	10,202	12,245	12,763	13,530	14,224
Real estate other	144,433	145,959	149,617	135,326	136,016
Factoring and asset-based lending	102,774	88,127	66,660	48,413	47,790
Other	4,456	5,396	5,395	6,228	5,960
Loans, gross	595,673	585,766	576,441	573,694	606,540
Unearned fee income	(1,581)	(1,518)	(1,452)	(1,518)	(1,437)
Allowance for credit losses	(15,137)	(16,155)	(16,012)	(16,922)	(17,968)
Loans, net	578,955	568,093	558,977	555,254	587,135
Premises and equipment, net	3,018	3,314	3,566	3,909	4,169
Accrued interest receivable	3,098	3,055	2,829	2,825	2,723
Other assets	46,404	43,876	44,557	39,787	37,477
Total assets	$915,367	$858,771	$844,067	$834,828	$829,336

LIABILITIES
Deposits:
Demand noninterest-bearing	$361,980	$356,787	$333,171	$313,228	$274,633
Demand interest-bearing	5,410	6,019	4,830	4,255	4,486
Money market and savings	343,886	289,984	275,850	259,282	280,262
Time	63,108	65,834	91,195	115,294	129,740
Total deposits	774,384	718,624	705,046	692,059	689,121

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	-	-	-	-	-
Accrued interest payable	134	112	121	337	365
Other liabilities	11,541	12,015	12,059	16,204	13,079
Total liabilities	803,586	748,278	734,753	726,127	720,092

SHAREHOLDERS' EQUITY
Preferred stock	23,864	23,864	53,864	53,864	53,864
Common stock	73,853	72,741	40,934	40,656	40,301
Retained earnings	14,910	14,453	15,133	14,798	15,334
Accumulated other comprehensive (loss)	(846)	(565)	(617)	(617)	(255)
Total shareholders' equity	111,781	110,493	109,314	108,701	109,244
Total liabilities and shareholders' equity	$915,367	$858,771	$844,067	$834,828	$829,336

CAPITAL ADEQUACY
Tier I leverage ratio	14.94%	15.17%	12.53%	12.38%	12.28%
Tier I risk-based capital ratio	17.41%	17.96%	15.26%	15.32%	15.08%
Total risk-based capital ratio	18.68%	19.23%	19.45%	19.57%	19.27%
Total equity/ total assets	12.21%	12.87%	12.95%	13.02%	13.17%
Book value per common share	$8.04	$8.00	$7.81	$7.83	$7.91

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Three months ended June 30,
	2010			2009
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$578,776	7.14%	$10,298	$623,354	7.25%	$11,263
Federal funds sold	108,423	0.23%	63	165,453	0.20%	82
Investment securities	121,009	1.96%	591	9,161	1.27%	29
Other	7,120	2.14%	38	19,372	2.11%	102
Total interest earning assets	815,328	5.41%	10,990	817,340	5.63%	11,476

Noninterest-earning assets:
Cash and due from banks	18,372			22,058
All other assets (3)	33,567			23,916
TOTAL	$867,267			$863,314

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$5,996	0.13%	$2	$5,221	0.08%	1
Money market and savings	306,543	0.41%	316	300,713	0.71%	532
Time	62,826	1.30%	203	140,902	2.57%	904
Other	17,527	7.19%	314	27,417	5.06%	346
Total interest-bearing liabilities	392,892	0.85%	835	474,253	1.51%	1,783

Noninterest-bearing liabilities:
Demand deposits	350,280			266,474
Accrued expenses and
other liabilities	12,823			11,579
Shareholders' equity	111,272			111,008
TOTAL	$867,267			$863,314

Net interest income and margin		5.00%	$10,155		4.76%	$9,693

(1)	Loan fee amortization of $874,000 and $1.2 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $15.8 million and $17.6 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Six months ended June 30,
	2010			2009
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$574,934	7.16%	$20,404	$651,200	7.13%	$23,037
Federal funds sold	105,193	0.23%	122	169,943	0.23%	194
Investment securities	116,149	1.98%	1,139	4,613	1.27%	29
Other	8,083	2.05%	82	15,753	2.25%	176
Total interest earning assets	804,359	5.45%	21,747	841,509	5.62%	23,436

Noninterest-earning assets:
Cash and due from banks	17,438			19,432
All other assets (3)	33,786			23,595
TOTAL	$855,583			$884,536

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$6,027	0.13%	$4	$4,776	0.08%	$2
Money market and savings	290,789	0.47%	674	308,133	0.86%	1,315
Time	69,046	1.41%	483	138,355	2.85%	1,952
Other	17,637	6.36%	556	35,483	4.68%	824
Total interest-bearing liabilities	383,499	0.90%	1,717	486,747	1.70%	4,093

Noninterest-bearing liabilities:
Demand deposits	348,334			274,964
Accrued expenses and
other liabilities	13,233			10,990
Shareholders' equity	110,517			111,835
TOTAL	$855,583			$884,536

Net interest income and margin		5.02%	$20,030		4.64%	$19,343

(1)	Loan fee amortization of $1.8 million and $2.4 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $16.0 million and $18.0 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	06/30/10	03/31/10	12/31/09	09/30/09	06/30/09

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$16,155	$16,012	$16,922	$17,968	$18,155
Provision for credit losses, quarterly	1,150	1,250	900	650	4,000
Charge-offs, quarterly	(2,520)	(2,051)	(2,544)	(1,707)	(4,210)
Recoveries, quarterly	352	944	734	11	23
Balance, end of period	$15,137	$16,155	$16,012	$16,922	$17,968

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$21,886	$13,217	$17,009	$27,745	$27,136
Loans with principal or interest contractually past
due 90 days or more and still accruing interest	-	-	-	-	-
Nonperforming loans	21,886	13,217	17,009	27,745	27,136
Other real estate owned	7,833	6,626	6,509	4,333	2,268
Nonperforming assets	$29,719	$19,843	$23,518	$32,078	$29,404

Loans restructured and in compliance with
modified terms	4,380	12,076	16,834	4,794	5,690
Nonperforming assets and restructured loans	$34,099	$31,919	$40,352	$36,872	$35,094

Nonperforming Loans by Asset Type:
Commercial	$665	$1,202	$-	$25	$108
Land	4,220	3,933	4,371	4,823	5,272
Construction	6,888	3,568	3,620	15,480	18,483
Other real estate	9,913	4,514	9,018	7,417	3,273
Other	200	-	-	-	-
Nonperforming loans	$21,886	$13,217	$17,009	$27,745	$27,136

ASSET QUALITY
Allowance for credit losses / gross loans	2.54%	2.76%	2.78%	2.95%	2.96%
Allowance for credit losses / nonperforming loans	69.16%	122.23%	94.14%	60.99%	66.21%
Nonperforming assets / total assets	3.25%	2.31%	2.79%	3.84%	3.55%
Nonperforming loans / gross loans	3.67%	2.26%	2.95%	4.84%	4.47%
Net quarterly charge-offs / gross loans	0.36%	0.19%	0.31%	0.30%	0.69%